EXHIBIT 24.2

Power of Attorney

The undersigned, GE CFE LUXEMBOURG, S.À R.L., a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby make, constitute and appoint the following persons as the Corporation’s true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”), to act in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

Name of Attorney:	Ronald J. Herman, Jr.
Frank Ertl
Jonas Svedland

The Attorney shall have the power and authority to do the following:

To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the corporation or any of its subsidiaries.

And, in connection with the foregoing, to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent purposes of the foregoing.

All Documents executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

This Power of Attorney and the authority of the Attorney hereunder shall terminate on December 31, 2008.

            IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, pursuant to authority granted by the Corporation’s board of directors, as of the 28th day of July 2008.

GE CFE LUXEMBOURG, S.À R.L.

By:	/s/ Frank Ertl
Name:	Frank Ertl
Title:	Manager

By:	/s/ Roeland Pels
Name:	Roeland Pels
Title:	Manager